Margaret von Mehren, Steven Attia, Sebastian Bauer, Ping Chi, Gina D’Amato, Suzanne George, Hans Gelderblom, Michael C. Heinrich, Robin L. Jones, Peter Reichardt, Patrick Schoffski, Cesar Serrano, John Zalcberg, Julie Meade, Kelvin Shi, Rodrigo Ruiz-Soto, Jean-Yves Blay INVICTUS: A Phase 3, INterVentional, Double-Blind, Placebo-Controlled Study to Assess the Safety and Efficacy of Ripretinib as ≥4th Line Therapy In Patients with AdvanCed Gastrointestinal Stromal TUmorS (GIST) Who Have Received Treatment with Prior Anticancer Therapies (NCT03353753) Exhibit 99.2

Acknowledgements We would like to thank the patients and their families and caregivers, the investigators, and the investigational site staff of the INVICTUS study. Each flag corresponds to the participating country and the number of participating centers within that country.

Disclosures Margaret von Mehren: advisory/consultancy role with Deciphera Pharmaceuticals, LLC, Blueprint MedicinesTM Corporation, and Exelixis, Inc.; travel accommodations from Deciphera Pharmaceuticals, LLC and the National Comprehensive Cancer Network®; institutional supportive research funding from ASCO, Deciphera Pharmaceuticals, LLC, Blueprint MedicinesTM Corporation, AROG Pharmaceuticals, Inc., Novartis, Gradalis®, Inc., and Genmab. The INVICTUS study was sponsored by Deciphera Pharmaceuticals, LLC, Waltham, MA, USA.

KIT Mutations Drive ~80% of GIST

- GIST is a rare sarcoma accounting for 1% to 2% of GI malignancies[1]
- Primary mutations in KIT or PDGFRA occur in >85% of patients with GIST[2]
- Mutations lead to activation of the kinase[3]



| Exon 9
| Exon 11*
| Exon 13**
| Exon 17***

Domain	Gene	1° Mutation Frequency	2° Mutation Frequency
D5	*KIT*	10%	
JM	*KIT* *PDGFRA*	67* 1	
TK1 (ATP-binding pocket)	*KIT* *PDGFRA*	1 1	56**
Activation loop	*KIT* *PDGFRA D842* *PDGFRA*	1 5 1	41*** 3

*Exon 11 mutations of the JM domain result in loss of function of the KIT inhibitory switch[4]

**Mutations in the TK1 region of KIT reflect mutations in the ATP-binding pocket ("switch pocket region")[4,5]

***Mutations in the activation loop of KIT reflect mutations in the KIT activating switch region[4]

From Hemming M, et al. *Ann Oncol*. 2018;29:2037-2045 by permission of Oxford University Press on behalf of the European Society for Medical Oncology.

BARCELONA 2019 ESMO congress

1. Parab TM, et al. *J Gastrointest Oncol*. 2019;10:144-154. 2. Hsueh YS, et al. *PLOS One*.2013;e65762. 3. Smith BD, et al. *Cancer Cell*. 2019;35:738-751 4. Bai Y, et al. *Leukemia*.2013;27:278-285. 5. Oppelt PJ, et al. *J Gastrointest Oncol*. 2017;8:466-473.

GIST Current Treatment Landscape Line of Therapy 1st line 2nd line 3rd line 4th line Current approved therapy Imatinib Sunitinib Regorafenib No approved therapy Median PFS Imatinib 400 mg: 20.4 mo1a Imatinib 800 mg: 24.0 mo1a P=0.18 Sunitinib: 5.6 mo2b Placebo: 1.4 mo2b P<0.0001 Regorafenib: 4.8 mo3 Placebo: 0.9 mo3 P<0.0001 Overall response rate (CR + PR) Imatinib 400 mg: 51.0%1 Imatinib 800 mg: 56.7%1 P=0.08 Sunitinib: 6.8%2 Placebo: 0% P=0.006 Regorafenib: 4.5%4 Placebo: 1.5% P=NR Median OS Imatinib 400 mg: 46.8 mo1a Imatinib 800 mg: 46.8 mo1a P=0.31 Sunitinib: 17.0 mo5b Placebo: 14.9 mo5b P=0.161 Regorafenib: 17.4 mo3 Placebo: 17.4 mo3 P=0.5716 a PFS / OS converted from years to months. b PFS converted from weeks to months. NR, not reported. No approved 4th line therapies are available 1. Casali PG, et al. J Clin Oncol. 2017;35:1713-1720. 2. Sutent [package insert]. New York, NY: Pfizer Labs; 2017. 3. Stivarga [package insert]. Whippany, NJ: Bayer HealthCare Pharmaceuticals Inc; 2017. 4. Demetri GD, et al. Lancet. 2013;381:295-302. 5. Garrett CR, et al. Poster presented at: Connective Tissue Oncology Society: November 13-15, 2008; London, UK. Abstract 35049.

Ripretinib Mechanism of Action Ripretinib is a novel tyrosine kinase switch control inhibitor engineered to broadly inhibit KIT and PDGFRA mutated kinases by using a unique dual mechanism of action that regulates the kinase switch pocket and activation loop Smith BD, et al. Cancer Cell. 2019;35:738-751.

INVICTUS: Randomized Phase 3 Study Design

Evaluated ripretinib as ≥4th line therapy in patients with advanced GIST


Randomization
2:1
(n=120)
Stratification
Prior treatments:
3 vs ≥4
ECOG PS:
0 vs 1 or 2
Ripretinib
150 mg QD
n=80
(28-day cycles)
Placebo
n=40
(28-day cycles)
Disease progression by blinded independent central review/ unblinding
Ripretinib
150 mg QD
(28-day cycles)
Placebo
(28-day cycles)
Dose escalate to 150 mg BID
or
Continue on same dose
or
Discontinue study treatment
Cross over to ripretinib 150 mg QD
or
Discontinue study treatment
Disease progression
Dose escalate to 150 mg BID
or
Continue on same dose
or
Discontinue study treatment

Primary endpoint
PFS
(per modified RECIST based on **B**linded **I**ndependent **C**entral **R**eview [BICR])

Select Secondary endpoints
• **Objective response rate (ORR)** assessed by BICR (Key endpoint)
• **Overall survival (OS)**

Data cutoff
May 31, 2019

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Patient Disposition



Eligibility assessed (n=154)
Screen failures (n=25)
Randomized (ITT population) (n=129)
Ripretinib (double-blind period) (n=85)
Placebo (double-blind period) (n=44)
Did not receive placebo (n=1)
Ripretinib received (n=85)
Placebo received (n=43)
Discontinued blinded ripretinib (n=17)
Discontinued blinded placebo (n=13)
Entered open-label ripretinib (n=42)
Continued blinded ripretinib (n=26)
Crossed over to open-label ripretinib (n=29)
Continued blinded placebo (n=1)
Discontinued open-label ripretinib (n=32)
Discontinued open-label ripretinib (n=18)
Receiving ripretinib at cutoff (n=36)
Receiving ripretinib at cutoff (n=11)
Receiving placebo at cutoff (n=1)

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Baseline Characteristics Ripretinib (n=85) Placebo (n=44) Total (n=129) Age (years) Median (min, max) 59 (29, 82) 65 (33, 83) 60 (29, 83) 18–64 years 57 (67%) 22 (50%) 79 (61%) 65–74 years 20 (24%) 12 (27%) 32 (25%) ≥ 75 years 8 (9%) 10 (23%) 18 (14%) Gender Male (%) 47 (55%) 26 (59%) 73 (57%) Race White (%) 64 (75%) 33 (75%) 97 (75%) Region US (%) 40 (47%) 20 (46%) 60 (47%) ECOG PS (%) ECOG PS 0 37 (44%) 17 (39%) 54 (42%) ECOG PS 1/2 48 (56%) 27 (61%) 75 (58%) Number of prior therapies (%) 3 54 (64%) 27 (61%) 81 (63%) ≥4 (range, 4-7) 31 (36%) 17 (39%) 48 (37%) Primary mutation (central testing of tumor tissue) n (%) KIT exon 9 14 (17%) 6 (14%) 20 (16%) KIT exon 11 47 (55%) 28 (64%) 75 (58%) Other KIT 2 (2%) 2 (5%) 4 (3%) PDGFRA 3 (4%) 0 3 (2%) KIT/PDGFRA wild type 7 (8%) 3 (7%) 10 (8%) Not available / not done* 12 (14%) 5 (11%) 17 (13%) *Not available=tumor tissue analyzed for baseline mutations but analysis failed; Not done=biopsy completed per protocol but sample not received for analysis.

85% Risk Reduction of Disease Progression or Death With Ripretinib Compared With Placebo *Double-blind period. Ripretinib (n=85) Placebo (n=44) Events, n (%) 51 (60.0%) 37 (84.1%) Censored, n (%) 34 (40.0%) 7 (15.9%) PFS 6 months, % (95% CI) 51.0% (39.4–61.4) 3.2% (0.2–13.8) 100 80 60 40 20 0 0 2 4 6 8 10 12 14 Months Survival probability (%) 85 44 64 7 52 4 37 1 18 1 8 0 1 0 Ripretinib 150 mg QD Placebo Number of patients at risk: Ripretinib 150 mg QD Placebo Censored Median PFS 6.3 months vs 1.0 month* HR=0.15 (95% CI, 0.09–0.25) P<0.0001

Ripretinib Showed PFS Benefit in All Assessed Patient Subgroups In favor of ripretinib In favor of placebo

Median duration of response has not been reached yet *7 of 8 ripretinib responders are still responding as of data cutoff All responders had partial responses Durable Response With Ripretinib ORR 9.4% Confirmed ORR (n=8) ORR 0% (n=0) Ripretinib (n=85) Placebo (n=44) P=0.0504 Patients Who Responded (n=8) 0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 Months Time to Response Duration of Response PFS Censor PFS Event * * * * * * *

OS Benefit: 64% Risk Reduction of Death Compared With Placebo *Due to hierarchal testing procedures of the end points, the OS end point could not be formally tested because the ORR was not statistically significant. Ripretinib (n=85) Placebo (n=44) Events, n (%) 26 (30.6%) 26 (59.1%) Censored, n (%) 59 (69.4%) 18 (40.9%) OS 6 months, % (95% CI) 84.3% (74.5–90.6) 55.9% (39.9–69.2) OS 12 months, % (95% CI) 65.4% (51.6–76.1) 25.9% (7.2–49.9) Median OS 15.1 vs 6.6 months HR=0.36 (95% CI, 0.20–0.62) Nominal P=0.0004* 100 80 60 40 20 0 0 2 4 6 8 10 12 16 Months Survival probability (%) 85 44 Ripretinib 150 mg QD Placebo Number of patients at risk: Ripretinib 150 mg QD Placebo 14 81 34 76 29 67 24 42 14 24 8 10 1 0 0 2 1 Censored

Crossover Provided OS Benefit Median OS (months) 95% CI Ripretinib 15.1 (12.3–15.1) Placebo patients with crossover 11.6 (6.3–NE) Placebo patients without crossover 1.8 (0.9–4.9) 100 80 60 40 20 0 0 4 6 8 10 16 Months Survival probability (%) 85 29 15 Ripretinib Placebo patients with crossover Placebo patients without crossover Number of patients at risk: 12 14 81 28 6 76 24 5 67 22 2 42 13 1 24 8 0 10 1 0 0 2 1 Censored 2 NE, not estimable.

TEAEs in >10% of Patients Preferred Term Ripretinib any grade (n=85) Placebo any grade (n=43)* Any TEAE or grade 3/4 TEAE** 84 (98.8%) 42 (97.7%) Alopecia 44 (51.8%) 2 (4.7%) Fatigue 36 (42.4%) 10 (23.3%) Nausea 33 (38.8%) 5 (11.6%) Abdominal pain 31 (36.5%) 13 (30.2%) Constipation 29 (34.1%) 8 (18.6%) Myalgia 27 (31.8%) 5 (11.6%) Diarrhea 24 (28.2%) 6 (14%) Decreased appetite 23 (27.1%) 9 (20.9%) Palmar-plantar erythrodysesthesia syndrome 18 (21.2%) 0 Vomiting 18 (21.2%) 3 (7%) Headache 16 (18.8%) 2 (4.7%) Weight decreased 16 (18.8%) 5 (11.6%) Preferred Term Ripretinib any grade (n=85) Placebo any grade (n=43)* Arthralgia 15 (17.6%) 2 (4.7%) Blood bilirubin increased 14 (16.5%) 0 (0%) Edema peripheral 14 (16.5%) 3 (7%) Muscle spasms 13 (15.3%) 2 (4.7%) Anemia 12 (14.1%) 8 (18.6%) Hypertension 12 (14.1%) 2 (4.7%) Asthenia 11 (12.9%) 6 (14%) Dry skin 11 (12.9%) 3 (7%) Dyspnea 11 (12.9%) 0 Hypophosphatemia 9 (10.6%) 0 Lipase increased 9 (10.6%) 0 Pruritus 9 (10.6%) 2 (4.7%) Stomatitis 9 (10.6%) 0 *44 patients were randomized to placebo, but 1 did not receive treatment. **Regardless of causality

TEAEs in >10% of Patients

Grade 3/4 TEAEs

Preferred Term	Ripretinib any grade (n=85)	Ripretinib grade 3/4 (n=85)†	Placebo any grade (n=43)*	Placebo grade 3/4 (n=43)*†
Any TEAE or grade 3/4 TEAE**	84 (98.8%)	**42 (49.4%)**	42 (97.7%)	**19 (44.2%)**
Alopecia	44 (51.8%)	0	2 (4.7%)	0
Fatigue	36 (42.4%)	3 (3.5%)	10 (23.3%)	1 (2.3%)
Nausea	33 (38.8%)	3 (3.5%)	5 (11.6%)	0
Abdominal pain	31 (36.5%)	6 (7.1%)	13 (30.2%)	2 (4.7%)
Constipation	29 (34.1%)	1 (1.2%)	8 (18.6%)	0
Myalgia	27 (31.8%)	1 (1.2%)	5 (11.6%)	0
Diarrhea	24 (28.2%)	1 (1.2%)	6 (14%)	1 (2.3%)
Decreased appetite	23 (27.1%)	1 (1.2%)	9 (20.9%)	1 (2.3%)
Palmar-plantar erythrodysesthesia syndrome	18 (21.2%)	0	0	0
Vomiting	18 (21.2%)	3 (3.5%)	3 (7%)	0
Headache	16 (18.8%)	0	2 (4.7%)	0
Weight decreased	16 (18.8%)	0	5 (11.6%)	0

Preferred Term	Ripretinib any grade (n=85)	Ripretinib grade 3/4 (n=85)†	Placebo any grade (n=43)*	Placebo grade 3/4 (n=43)*†
Arthralgia	15 (17.6%)	0	2 (4.7%)	0
Blood bilirubin increased	14 (16.5%)	1 (1.2%)	0 (0%)	0
Edema peripheral	14 (16.5%)	1 (1.2%)	3 (7%)	0
Muscle spasms	13 (15.3%)	0	2 (4.7%)	0
Anemia	12 (14.1%)	8 (9.4%)	8 (18.6%)	6 (14%)
Hypertension	12 (14.1%)	6 (7.1%)	2 (4.7%)	0
Asthenia	11 (12.9%)	1 (1.2%)	6 (14%)	2 (4.7%)
Dry skin	11 (12.9%)	0	3 (7%)	0
Dyspnea	11 (12.9%)	0	0	0
Hypophosphatemia	9 (10.6%)	4 (4.7%)	0	0
Lipase increased	9 (10.6%)	4 (4.7%)	0	0
Pruritus	9 (10.6%)	0	2 (4.7%)	0
Stomatitis	9 (10.6%)	0	0	0

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*44 patients were randomized to placebo, but 1 did not receive treatment.
**Regardless of causality

†Corresponding grade 3/4 TEAEs to TEAEs in >10% of patients receiving ripretinib.

16

TEAE Leading to Dose Modification *44 patients were randomized to placebo, but one did not receive treatment. **One patient in each arm considered possibly related to blinded study drug Categories n (%) Ripretinib (n=85) Placebo (n=43)* Any TEAE leading to dose reduction 6 (7.1%) 1 (2.3%) Any TEAE leading to dose interruption 20 (23.5%) 9 (20.9%) Any TEAE leading to treatment discontinuation 7 (8.2%) 5 (11.6%) Any TEAE leading to death** 5 (5.9%) 10 (23.3%)

INVICTUS: Conclusions Median PFS was significantly improved with ripretinib compared with placebo (6.3 vs 1.0 months; HR=0.15 [95% CI, 0.09–0.25]) Risk of progression or death reduced by 85% compared with placebo Median OS with ripretinib was 15.1 months vs 6.6 months in the placebo arm (HR=0.36 [95% CI, 0.20–0.63]) Risk of death reduced by 64% compared with placebo Ripretinib was associated with a favorable tolerability profile Ripretinib represents a potential new standard of care with broad activity in ≥4th line GIST, a patient population with advanced refractory disease and no other approved options Enrollment is ongoing in intrigue, a Phase 3, interventional, randomized, multicenter, open-label study of ripretinib vs sunitinib in patients with advanced GIST after treatment with imatinib (NCT03673501)